EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2013 Conference Call
May 9, 2013
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the first quarter of 2013. On the call today will be Douglas Kessler, President, David Kimichik, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 8, 2013, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Doug Kessler. Please go ahead sir.

Introduction – Douglas Kessler

Thank you and good morning. Monty is not feeling well today and is unfortunately not able to participate on this call. Before I begin with the quarterly update, I would like to remind you that we will be hosting our 2013 Investor & Analyst Day on Tuesday, May 21st in New York at the Carlyle Hotel. If there are any analysts or institutional investors that have not registered for this event and have an interest in attending, please contact our investor relations team and we will be happy to assist you.

We believe long term total shareholder return is the single most important metric in evaluating a management team and its track record. As of the end of the first quarter, our 1-year total shareholder return was 40.8%, compared to our peer average of 22.2%. Our total shareholder return since our IPO in August of 2003 was 124.7%, compared to our peer average of 66.6%. We are very proud of these results and believe that they demonstrate both the skill and dedication of this management team.
Our first quarter results demonstrate the considerable progress we have made with our Highland Hospitality portfolio. When we made this investment in March 2011, we saw two distinct opportunities: first to improve the operating performance of the hotels, and second, to invest much needed capex dollars into the portfolio and bring the properties up to market standards. The strong performance we are now seeing is a direct result of our execution of these two objectives. Since the closing of the acquisition, we have replaced the property managers at 21 of the 28 hotels, and along with our joint venture partner, we have invested approximately $68 million in capital expenditures. The performance of the investment has exceeded our initial underwriting, and we continue to be very excited about the continued value creation opportunities in this portfolio.
Historically, we also have strived to be one of the most transparent platforms in terms of information shared with the marketplace. We believe it is paramount that investors have enough information to make informed investment decisions. In the summer of last year, based on analyst and investor feedback, we even expanded that transparency with additional disclosures of hotel performance by debt pools and hotel performance by major market areas. Also, we recently started including our EVP of Asset Management on our quarterly conference calls to provide investors and analysts with more detail on what is going on at our hotels. Our hope is that this additional information will equip our investors and analysts with more detail to help them build their valuation and financial models with even greater precision.
I believe we have the most highly-aligned, stable, and effective management team in the hotel industry. The same people that IPO’d the platform a decade ago are all still here. We collectively have sold very little of our stock over the years and have made additional cash purchases of shares. Our insider ownership is now at 21% and is by far the highest in the hotel REIT industry and clearly sets us apart from our peers. The majority of our management’s team net worth is in Ashford stock, and as a result we strive to be good stewards of the capital entrusted to us by our investors, since our own personal capital is at risk with yours.
Our management team has spent the majority of their entire careers working in the lodging industry in a variety of roles including acquisitions & dispositions, asset management, property management, finance, accounting, etc. If you look at just the top 10 most senior executives in our company, we have well over 200 years of hotel & real estate experience. We are a team that has worked hard to achieve many successes, but we also realize that sometimes mistakes are made and we strive to learn from those. We believe that our industry and capital allocation expertise is most clearly reflected and demonstrated in the strong, consistent shareholder returns that I quoted earlier. I'm proud to say that we have one of the best teams in the business.
For the first quarter of 2013, we reported AFFO per diluted share of $0.35 compared with $0.28 a year ago. Adjusted EBITDA increased $7.3 million or 10% to $82.3 million. This represents our eleventh consecutive quarter of at least 10% growth in Adjusted EBITDA, driven by continued RevPAR growth and improved operational efficiencies.

During the first quarter, we saw a continuation of last year’s favorable supply and demand trends driving the ongoing recovery in the U.S. lodging sector. Demand continues to increase while new hotel room supply remains at historically low levels. Macroeconomic conditions also continue to steadily improve despite mixed headlines at times, driving solid momentum in RevPAR growth.

Overall, the industry reported nearly 3% demand growth in the first quarter, which was particularly impressive given a difficult Easter comparable and generally challenging demand comparables. We expect further upside given the forecast for new hotel room supply remains well below historical levels for the next several years, with PKF Hospitality Research forecasting new supply growth of only 0.8% for 2013. At the same time, RevPAR growth projections remain strong for U.S. hotels, with PKF projecting RevPAR growth of 6.1% in 2013, more than double the long-run average of 2.9%. These forecasts anticipate the steady economic growth we are presently seeing, so in our view there remains potential upside in the event of an accelerated economic recovery. We think this provides a compelling investment opportunity for hotel REITs in general and in particular for our Company given our track record of strong EBITDA growth performance.

Turning to our portfolio, RevPAR increased 3.4% in our Legacy portfolio to $99.48 for all hotels in the Legacy portfolio driven by a 3.3% increase in ADR. Hotel EBITDA Margin increased 48 basis points and Hotel EBITDA flow-through was 53% for all hotels in the Legacy portfolio. For Legacy hotels not under renovation, Hotel EBITDA Margin increased 77 basis points and Hotel EBITDA flow-through was 57%. For the quarter, group rooms consumption was down in the legacy portfolio. Approximately, half of this was due to one-time special events from the prior year.
We continue to experience significant improvement in our Highland Hospitality portfolio, which achieved RevPAR growth of 7.7% for all hotels. Hotel EBITDA Margin increased 185 bps and Hotel EBITDA flow-through was 53%. Hotel EBITDA increased 15.1% to $18.9 million in the first quarter for all hotels in the Highland Hospitality portfolio and for hotels not under renovation Hotel EBITDA increased 18.5% to $13.6 million. For Highland hotels not under renovation, RevPAR growth was 8.7% during the quarter, Hotel EBITDA Margin increased 221 basis points and Hotel EBITDA flow-through was 52%. We are very pleased with the results we have achieved and the Highland portfolio continues to exceed our original underwriting expectations.
As previously announced, our Board of Directors declared a dividend of $0.12 per share for the first quarter 2013, which represents an annual rate of $0.48 per share. This covered dividend is well above our peer average. Based upon yesterday’s closing price, the dividend yield is 3.6%, which is among the highest of our peer group.

Lastly, I’d like to revisit a topic I touched on last quarter. At present, we believe there is a gap between public and private market valuations, as well as with our EBITDA multiple compared to our peers. Looking at public REIT values versus where hotels are trading in the private market, the data shows that on both a per key and EBITDA multiple basis, many public REITs are trading below current private market transactions. Potential reasons may include that macroeconomic factors are influencing public REIT valuations to a considerable degree given uncertainties in today’s investment markets. The other item to keep in mind is how small increases in per key valuations and EBITDA multiples can have a large impact on public companies’ share prices. For companies that are more leveraged such as ours, this impact could be magnified to a considerable degree. Looking at our stock price performance, while we have seen significant outperformance during the past few months, today we are trading at an even larger EBITDA multiple discount to our peers than we were six months ago.

With that, I will now turn the call over to Kimo to review our financial performance for the quarter.

Financial Review – David Kimichik

Thanks, Doug.

For the first quarter we reported a net loss to common shareholders of $23,176,000, Adjusted EBITDA of $82,280,000 and AFFO of $29,614,000, or $0.35 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.5 billion in continuing operations, and $4.4 billion overall including the Highland portfolio which is not consolidated. We had $2.4 billion of mortgage debt in continuing operations and $3.2 billion overall including Highland. Our total combined debt currently has a blended average interest rate of 5.3%. We currently have 57% fixed rate debt and 43% floating rate debt. It is important to note, that all of our LIBOR-based floating-rate debt have interest rate caps in place. The weighted average maturity is 3.6 years.

On March 13, 2013 our five year interest rate swap ended. The swap and associated flooridors worked exactly like we had planned, hedging our cash flows during the recent recession. All together these interest rate derivatives earned Ashford approximately $234 million over the five year period. For the quarter our last non-cash entry that will affect our Net Income, but will be added back for purposes of calculating our AFFO was a loss of $7.1 million.

In 2013, Marriott Hotels and Resorts converted to a monthly reporting calendar from their traditional thirteen period reporting calendar. Marriott is a large manager for us, currently managing 46 hotels for Ashford. We have historically recorded 3 of their accounting periods in each of the first, second, and third quarters, and included 4 of their accounting periods in the fourth quarter. In order to have more comparable numbers for the Marriott managed hotels this year Ashford has converted their 2012 numbers on a proforma basis to calendar months. This change will affect all of the proforma hotel operating tables in our earnings release.

At quarter’s end, our legacy portfolio consisted of 94 hotels in continuing operations. Additionally we own 71.74% of the 28 Highland Hospitality hotels in a joint venture. All combined, we currently own a total of 25,573 net rooms.

Our share count currently stands at 87.2 million fully diluted shares outstanding which were comprised of 68.3 million common shares and 18.9 million OP units.

I’d now like to turn it over to Jeremy to discuss our Asset Management accomplishments for the quarter.

Asset Management – Jeremy Welter

Thank you, Kimo. To begin, I would like to highlight a recent transaction that our team worked tirelessly to complete. In early April, we announced that along with our joint venture partner and the City of Nashville, we converted our ground leasehold interest in the 673-room Renaissance Nashville Hotel to fee simple ownership saving approximately $500,000 annually. In addition, we signed a 30-year lease at no cost to Ashford that more than triples our existing meeting and pre-function space going from 30,000 square feet to 110,000 square feet. The new meeting space lease will also allow us to capture incremental F&B and space rental revenue. As part of the deal, we agreed to undertake a transformative $20 million renovation that is entirely funded through existing capital reserves.

Before I discuss the quarter, I would like to address the recent tragic events at the Boston Marathon. We have two hotels, the Courtyard Boston Downtown and the Hilton Back Bay, in close proximity to the Marathon’s finish line where the attacks took place. I am extremely proud of our hotels’ entire staffs’ bravery and compassion as they seamlessly transitioned from running hotels to serving as places of refuge. These events remind us that our hotels are not simply places of business, but are important, responsible stakeholders in their local communities. Everyone at Ashford wishes to extend their condolences to the victims and the City of Boston, and our gratitude to Boston’s first responders and law enforcement officials.

Regarding performance in the first quarter, our Highland portfolio performed extremely well, and the outperformance was broad-based with ten of the twenty-eight properties delivering double-digit growth in RevPAR and four of those exceeding 25%. We have made significant progress with this portfolio since our acquisition in March of 2011, and we believe we still have plenty of runway ahead of us for continued improvement, especially in terms of margin growth.

Turning to the Legacy portfolio, there were two events unique to Ashford’s Legacy portfolio that I would like to bring to your attention. First, our Las Vegas Embassy Suites property has the privilege of hosting a very large group every other year, but 2013 was an off-year in that cycle. Second, for the first time in nearly a decade, the Superbowl occurred in a city that does not have any Ashford hotels. When you exclude our downtown Indianapolis Sheraton hotel, which benefitted from the 2012 Superbowl, and Las Vegas Embassy Suites from our Legacy portfolio results, RevPAR growth would have been 121 basis points higher.

Washington D.C. is our largest market in terms of EBITDA and rooms and our portfolio of hotels there experienced RevPAR growth of 2.6% during the quarter. While the President’s second inauguration proved to be very valuable to our three downtown Washington D.C. properties, the second-term’s ceremony was met with less enthusiasm relative to 2009 resulting in a lack of compression outside the city where we have eight other hotels. Additionally, continued fiscal uncertainty and the imminent Sequester spending cuts combined to place a damper on government and government contractors’ travel demand in Washington D.C.’s suburbs, specifically Crystal City, where we have three hotels. While the environment in our nation’s Capital will continue to be challenging in the near-term, we maintain a very bullish view on the DC market over the long-term.

Turning to Capital Expenditures, we had 10 properties in our Legacy portfolio along with 7 properties in our Highland joint venture undergoing significant renovations in the first quarter. We continue to strategically invest in our assets spending $32 million in the first quarter. Of that amount, $6.3 million or 20% was owner-funded, above and beyond what was required by our FF&E reserve. We believe our prudent and rigorous capital allocation process is a fundamental source of competitive differentiation, and we plan to continue to make accretive and intelligent investments in our portfolio.

Now I’d like to turn the call back to Douglas, to discuss our capital markets strategies.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy. During the first quarter, we continued to concentrate on proactively managing upcoming debt maturities. This includes the successful refinancing of our sole remaining 2013 debt maturity, which was set to mature in August 2013. This new loan now matures in February of 2018. The previous $141 million loan was refinanced with a new $200 million loan that has a floating interest rate of LIBOR + 3.50%, with no LIBOR Floor. The loan remains secured by the Capital Hilton in Washington, D.C. and the Hilton La Jolla Torrey Pines in La Jolla, CA. Ashford has a 75% ownership interest in the properties, with Hilton holding the remaining 25%. The excess loan proceeds above closing costs and reserves were distributed to the partners pro rata. Our share of the excess loan proceeds was approximately $40.5 million, which was added to our unrestricted cash balance.

More importantly, our capital market strategies have essentially addressed all of our near-term debt maturities. Now, our nearest significant debt maturity is not until November 2014. At the same time, our initiatives have successfully put us in a much stronger position from both a cash and liquidity perspective. Looking forward, in 2014 and 2015, our non-extendable debt maturities total only $110 million and $423 million, respectively. It is also important to note that all of our debt is currently non-recourse. At the end of the quarter, we had cash, cash equivalents, and marketable securities of $234 million.

Touching on our investment strategy, we recently announced the planned acquisition of the 142-room Pier House Resort in Key West, FL for $90 million. We are excited to add this high quality, high RevPAR hotel to our portfolio. There are several attractive features to this investment opportunity. First, Key West has perhaps the highest barrier to entry in the U. S. for new hotel development. This market has seen no significant new competitive supply in the last 17 years. Given the local Rate of Growth Ordinance or “ROGO” it is very difficult to add rooms in that market, and this hotel has the best location in the market. Second, Remington, our affiliated management company, already manages three other hotels in Key West, and will take over management of the Pier House at the closing of the acquisition. We expect there to be significant revenue enhancement opportunities and cost savings through synergies with Remington’s existing presence in the market. Finally, the acquisition is both short term and long term accretive to our corporate model. We are buying this hotel at a forward EBITDA multiple of approximately 11.8x while we are currently trading at a forward EBITDA multiple of around 12.3x based on consensus 2013 EBITDA. With Pier House’s RevPAR in 2012 of $275, we have upgraded our overall portfolio in terms of asset quality, and with the recent $12 million renovation, the hotel has minimal capital needs. With the excess cash balance we had grown over time and our deep market experience, we were able to move very quickly on this acquisition. We have not acquired a hotel in over two years, and while we have continued to scour the market for accretive investment opportunities, we believe our patience has paid off with this transaction. We believe it remains an attractive time in the cycle to be buying hotels, and we continue to actively seek investment opportunities, but again any potential hotel acquisition must be accretive to future anticipated share prices in our corporate model.

Overall, lodging fundamentals remain solid as the industry recovery continues while supply growth remains at historically low levels. We believe that any positive acceleration in market conditions, or alternatively a reduction in global market risk could lead to an even more robust lodging sector and REIT recovery. We anticipate there to be a strong pent up demand for capital inflows into both private and public lodging investments due to the growth prospects in our industry as well as the continued improvement we are seeing in the debt capital markets. While we have seen a positive recovery so far in this lodging cycle, with all of these factors, we believe the best could be yet to come.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Douglas Kessler

Thank you all for your participation today. We look forward to seeing many of you at our Investor & Analyst Day and speaking with you again on our next call.

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